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                                                                       EXHIBIT 5



                                  June 8, 1999




Cafe Odyssey, Inc.
4801 West 81st Street, Suite 112
Bloomington, Minnesota   55437

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted on behalf of Cafe Odyssey, Inc. (the "Company") in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on June 8, 1999 relating to the registration under the Securities Act of 1933, as amended, of shares of common stock, par value $.01 per share (the "Common Stock"), issuable by the Company upon conversion of the Series A 8% Convertible Preferred Stock and shares of Common Stock issuable by the Company upon exercise of certain warrants to purchase shares of Common Stock as indicated in the Registration Statement.

          Upon examination of such corporate documents and as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

            (1) The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

            (2) The Common Stock has been duly authorized and, when issued as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    Maslon Edelman Borman & Brand, LLP